Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

October 20, 2026

Strive, Inc.

200 Crescent Court, Suite 1400
Dallas, Texas 75201

To the addressee set forth above:

We have acted as local Nevada counsel to Strive, Inc., a Nevada corporation (the “Company”), in connection with the transactions contemplated by that certain Underwriting Agreement, dated as of October 15, 2026 (the “Underwriting Agreement”), by and between the Company and Barclays Capital Inc. and Cantor Fitzgerald & Co., for themselves and as representatives (in such capacity, the “Representatives”) of the undewriters named in Schedule I thereto, relating to the issuance, offering and sale by the Company of up to  7,000,000 shares (the “Shares”) of the Company’s 15.00% Series A Perpetual SATS Preferred Stock, par value $0.001 per share (the “SATS Stock”), as more fully described in the base prospectus, dated September 15, 2025 (the “Base Prospectus”), contained in the Registration Statement on Form S-3 (File No. 333-290252) (the “Registration Statement”), as supplemented by the preliminary prospectus supplement, dated October 13, 2026, and the final prospectus supplement, dated October 15, 2026 (together with the Base Prospectus, the “Prospectus”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance, offering and sale of the Shares as contemplated by the Underwriting Agreement and as described in the Registration Statement and the Prospectus.  For purposes of this opinion letter, and except to the extent set forth in the opinion expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Underwriting Agreement, the Registration Statement and the Prospectus.

For purposes of issuing this opinion letter, we have (a) made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Underwriting Agreement, (ii) the Registration Statement and the Prospectus, (iii) the articles of incorporation and bylaws of the Company, each as amended to date, and (iv) such other agreements, instruments, corporate records (including, without limitation, resolutions adopted by the board of directors and any committee thereof, and by the stockholders of the Company) and documents, or forms therof, as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and (b) obtained from officers and other representatives and agents of the Company, and from public officials, and have relied upon, such certificates, representations and assurances, and public filings, as we have deemed necessary or appropriate.

www.bhfs.com

Strive, Inc.

October 20, 2026

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) the statements of fact and all covenants, representations and warranties set forth in the documents we have reviewed are and at all relevant times will be true and correct as to factual matters; (ii) each natural person executing a document at all relevant times had, has or will have sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine and all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies conform to the original document; (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; (v) the obligations of each party set forth in the documents we have reviewed  are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (vi) all documents we have reviewed accurately describe and contain the mutual understanding of the parties thereto and there are no oral or written agreements or understandings, and there is no course of prior dealing between any of the parties, that would in any manner vary or supplement the terms and provisions of such documents, or of the relationships set forth therein, or which would constitute a waiver of any of the provisions thereof by the actions or conduct of the parties or otherwise, or which would have an effect on the opinion issued herein; and (vii) immediately after any issuance of Shares, the total number of issued and outstanding shares of SATS Stock, together with the total number of shares of SATS Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement, arrangement, plan (including under the Underwriting Agreement), or otherwise, will not exceed the total number of shares of SATS Stock then authorized under the Company’s articles of incorporation, including the certificate of designation establishing the SATS Stock.

We are qualified to practice law in the State of Nevada.  The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction.  We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.       The Shares have been duly authorized by the Company.

2.       If, when and to the extent any Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the Underwriting Agreement, including payment in full to the Company of all consideration required therefor, and as described in the Registration Statement and the Prospectus, such Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after the date hereof.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

Strive, Inc.

October 20, 2026

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form
8-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP